Exhibit 21

SOUTH JERSEY GAS COMPANY
SUBSIDIARIES OF REGISTRANT
AS OF DECEMBER 31, 2010

	Percentage of Voting Securities Owned by Parent	Relationship	State of Incorporation

South Jersey Gas Company	Registrant	Parent	New Jersey

SJG Capital Trust	100	Subsidiary	Delaware
(inactive as of November 5, 2003)